Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement (No. 333-138042) on Form SB-2 of Solera National Bancorp, Inc. of our report dated February 20, 2007 relating to our audits of the financial statements, appearing in the Prospectus, which is part of such Registration Statement.  Our report dated February 20, 2007 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/McGladrey & Pullen LLP

Denver, Colorado

September 4, 2007